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Exhibit 99.1

A.D.A.M., Inc. Reports Net Income of $0.26 Per Share
For The Second Quarter of 2001

Results Benefit From Asset Sale; Third Consecutive Quarterly Operating Profit

Atlanta, GA—August 1, 2001—A.D.A.M., Inc. (Nasdaq: ADAM), a leading developer of consumer-patient health solutions for the healthcare industry, today reported results for the second quarter and the six-month period ended June 30, 2001.

The Company reported net income for the three months ended June 30, 2001, of $1,717,000 or $0.26 per fully diluted share, compared to a loss of $1,462,000 or $0.27 per fully diluted share, during the same period last year.

The second quarter results include a net gain of $1,808,000 related to the sale of the A.D.A.M./Benjamin Cummings line of Physiology products to Pearson Education. In addition, the second quarter results include special charges of $143,000 for non-cash stock compensation, and $248,000 for the write-down of a non-productive asset. Excluding these special charges, the Company reported an operating profit of $415,000 or $.06 per fully diluted share.

Revenues for the second quarter ended June 30, 2001, increased 15% to $2,394,000 compared to revenues of $2,083,000 during the same period last year. The Company's cash position grew to approximately $3,771,000 with net tangible assets of approximately $4,990,000.

For the six month period ended June 30, 2001, the Company reported net income of $1,761,000 or $0.28 per fully diluted share, compared to a loss of $5,639,000 or $1.07 per fully diluted share, during the same period last year. The six-month results benefited from the gain on the sale of the asset described above.

Revenues for the six-month period ended June 30, 2001, increased 27% to $4,471,000 compared to revenues of $3,509,000 during the same period last year. The Company reported an operating profit for the six-month period ended June 30, 2001 of $123,000 compared to an operating loss of $4,707,000 during the same period last year.

"A.D.A.M. again has proven it is on the right track with improved operational efficiencies, a very focused sales and marketing team, world-class proprietary products and a growing customer base," said Bob Cramer, A.D.A.M.'s Chairman and CEO. "We believe our steadily improving financial performance deserves some recognition and attention."

A.D.A.M. continued its push into the hospital sector with the addition of several new content license agreements. A.D.A.M.'s near term sales, marketing, and product focus will continue to center on this market including a professional services group that will offer custom licensing and product development services to its hospital customers, and the pharmaceutical and medical device industries.

"We have greatly improved our balance sheet, reduced our expenses and grown our revenues in a very difficult environment. Compare A.D.A.M.'s performance against our peers and we believe A.D.A.M. stands up well from any analysis. We are bullish on A.D.A.M.'s future," continued Cramer.

With a strengthened balance sheet, new products in development, including A.D.A.M.'s soon to be released integrated suite of health information products, and a strong pipeline of new business opportunities, the Company plans to aggressively exploit its position in the market including potential strategic acquisition opportunities. Such opportunities can allow A.D.A.M. to scale its revenues and grow its market share at an accelerated pace.

Quarterly Highlights

  •
  Completed sale of content assets to Pearson Education. Under terms of the agreement, A.D.A.M. received $1.95 million in cash for the sale of the A.D.A.M./Benjamin Cummings Interactive Physiology line of products. These products were targeted to the higher education market. A.D.A.M. will maintain a reseller arrangement with Pearson for continued sales of the products.

  •
  Completed agreement with Interwoven, a leading content infrastructure company to provide content management technology to A.D.A.M. The new content management system, expected to be operational in the third quarter of 2001, will increase the overall operational efficiencies of managing A.D.A.M.'s vast proprietary assets, allow more robust products to be developed without significant costs, and improve the delivery and update of products to its customers.

  •
  Renewed a key contract with the National Library of Medicine, the world's largest medical library and part of the National Institutes of Health. A.D.A.M.'s Health Illustrated Encyclopedia will be part of MEDLINEplus, the NLM's popular consumer web site that receives more than 250 million searches annually. The Company also renewed its agreement with Yahoo!.

  •
  Completed first licensing agreement for A.D.A.M.'s Spanish-translated Health Illustrated Encyclopedia through its partner, DrTango. The Texas-based hospital system where the products will be implemented services five states and Mexico with more than 30 hospitals.

  •
  Continued to expand its market share in the hospital sector with the addition of several new content license agreements.

About A.D.A.M., Inc.

For more than a decade, A.D.A.M. (Nasdaq: ADAM) has been a leading developer of interactive health and medical information for consumers, students and healthcare professionals. A.D.A.M.'s products combine physician-reviewed text, medical illustrations, multimedia animation, interactive tools and technology that explain complex medical and health subject matter in a way that is easily understood by the reader.

Since 1998, A.D.A.M. has been marketing its health information products to major website portals, healthcare providers and other healthcare-related organizations including the National Library of Medicine's MEDLINEplus. A.D.A.M.'s proprietary content assets include an illustrated 3,800 topic medical encyclopedia; topical health centers, 40,000 medical illustrations; 3D models; animations; and interactive tools and technology. A.D.A.M. is a founding member of Hi-Ethics, a coalition of the most widely referenced health websites and information providers committed to developing industry standards for quality of consumer health information.

Forward-Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in this press release are forward-looking statements. These statements involve a number of risks and uncertainties that could cause actual results, performance or developments to differ materially. Factors that could affect the company's actual results, performance or developments include general economic conditions, development of the Internet as a source of health information, pricing actions taken by competitors, demand for the company's health information, regulatory changes, and other laws that impact how the company conducts its business.

For further information, contact:

Kevin S. Noland
A.D.A.M., Inc.
770-980-0888
knoland@adamcorp.com

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A.D.A.M., Inc.
Statement of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended June, 30		Six Months Ended June, 30
	2001	2000	2001	2000
Total revenues	$2,394	$2,083	$4,471	$3,509

Operating expenses:
Cost of revenues	268	185	407	319
General and administrative	607	1,005	1,196	1,969
Product and content development	617	713	1,134	2,336
Sales and marketing	488	976	1,065	1,830
Depreciation and amortization	390	562	546	1,149
Restructuring charges	—	—	—	613

Total operating expenses	2,370	3,441	4,348	8,216

Operating income (loss)	24	(1,358)	123	(4,707)
Interest income (expense), net	14	(104)	26	(890)
Realized loss on sale of investment securities	(44)	—	(62)	—
Realized gain on sale of assets	1,808	—	1,808	—
Income tax expense	(27)	—	(27)	—

Income (loss) before losses from affiliate	1,775	(1,462)	1,868	(5,597)
Losses from affiliate	(58)	—	(107)	(42)

Net income (loss)	$1,717	$(1,462)	$1,761	$(5,639)

Basic net income (loss) per common share	$0.27	$(0.27)	$0.28	$(1.07)

Basic weighted average number of common shares outstanding	6,417	5,418	6,220	5,270

Diluted net income (loss) per common share	$0.26	$(0.27)	$0.28	$(1.07)

Diluted weighted average number of common shares outstanding	6,494	5,418	6,357	5,270

	Summary Balance Sheet Data
	6/30/2001	12/31/2000
Cash and short term investments	$3,771	$1,666
Accounts receivable-net	1,220	1,046
Total current assets	5,335	3,259
Total assets	8,075	6,817
Total liabilities	3,085	4,162
Shareholders' equity	4,990	2,655
Working capital	2,250	(903)

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  Exhibit 99.1
A.D.A.M., Inc. Statement of Operations (in thousands, except per share data) (unaudited)